RCI Files Non-Timely Notice of Annual Report; Reports Preliminary Selected Results for 4Q25 & FY25
HOUSTON—December 15, 2025—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) said additional time will be needed to file its Annual Report on Form 10-K for the year ended September 30, 2025.
A Form 12b-25 notice of the delay was filed with the SEC. As soon as RCI determines when the 10-K filing will occur, a customary news release will be issued announcing the date and time of its final 4Q25 and FY25 results conference call.
Separately, RCI announced preliminary selected unaudited results for the quarter and year ended September 30, 2025.

(In millions)	4Q25	4Q24	FY25	FY24
Nightclubs revenues	$60.9	$60.6	$242.5	$243.9
Bombshells revenues	$9.4	$11.9	$35.8	$50.6
Other revenues	$0.6	$0.7	$1.1	$1.2
Total revenues	$70.9	$73.2	$279.4	$295.6
Net cash provided by operating activities	$13.7	$15.7	$49.4	$55.9
Maintenance capital expenditures	$0.7	$2.5	$4.0	$7.5
Free cash flow[1]	$13.1	$13.2	$45.4	$48.4

(In millions)	September 30, 2025		September 30, 2024
Cash and cash equivalents	$33.7		$32.4
Debt	$235.8		$238.2
1 See “Non-GAAP Financial Measures” below.
Summary (Comparisons are to year-ago periods unless indicated otherwise)
Travis Reese, Interim President and CEO, said: "We continued to make solid progress with our Back to Basics 5-Year Capital Allocation Plan in FY25 and 1Q26--improving our Nightclubs and Bombshells portfolios, closing or selling underperforming and non-income producing properties, entering into a cash-generating partnership in Austin, and buying back approximately 3% of shares outstanding in FY25 and another 10% in 1Q26 to date."

"Fourth quarter and FY25 Nightclubs revenues were nearly level despite continued economic uncertainty. Bombshells revenues for the same periods primarily reflected the previously announced sale/divestiture of five underperforming locations, but increased sequentially from 2Q25 with two new locations and the previously-announced change in management."

"Back to Basics" 5-Year Capital Allocation Plan (FY25-29) Update
•4Q25: Successfully opened Bombshells Lubbock, TX.
•4Q25: Expanded days and hours of Rick's Cabaret & Steakhouse in Central City, CO.
•4Q25: Repurchased 72,739 common shares for $2.7 million ($37.15 average per share), with 8,684,061 shares outstanding at September 30, 2025.
•1Q26: Successfully reopened a Dallas location as the reformatted XTC 2.0, a BYOB concept.
•1Q26: Sold a small club in Harlingen, TX for $600,000 cash and a $180,000 annual lease starting January 1, 2026.
•1Q26: Entered into partnership with club entrepreneur Jonathan Joseph selling 49% of Rick's Cabaret Austin for $1.8 million.
•1Q26: Acquired 821,000 shares owned by ADW Capital Partners, L.P. and, separately, made other open market purchases, resulting in 7,812,000 shares outstanding at December 12, 2025.

Non-GAAP Financial Measures
In addition to our financial information presented in accordance with GAAP, management uses certain non-GAAP financial measures, within the meaning of the SEC Regulation G, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor non-GAAP financial measures because it describes the operating performance of the Company and helps management and investors gauge our ability to generate cash flow, excluding (or including) some items that management believes are not representative of the ongoing business operations of the Company, but are included in (or excluded from) the most directly comparable measures calculated and presented in accordance with GAAP. Relative to each of the non-GAAP financial measures, we further set forth our rationale as follows:
We also use certain non-GAAP cash flow measures such as free cash flow. Free cash flow is derived from net cash provided by operating activities less maintenance capital expenditures. We use free cash flow as the baseline for the implementation of our capital allocation strategy.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, and (vi) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2024, as well as its other filings with the U.S. Securities and Exchange Commission. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.
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